Exhibit 99.3

Traws Pharma, Inc.

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of April 1, 2024 (the “Date of Grant”), is delivered by Traws Pharma, Inc., f/k/a Onconova Therapeutics, Inc. (the “Company”) to [Participant Name] (the “Participant”).

RECITALS

Pursuant to the terms of the [Employment Agreement][/][Offer Letter] dated [___________], 2024 between the Company and the Participant (as it may be amended from time to time, the “Employment Agreement”), the Company agreed to provide the grant of restricted stock units as a material inducement for the Participant to enter into employment with the Company and to align the Participant’s interests with those of the Company and its stockholders. The grant of the restricted stock units provided for herein is intended to constitute an “employment inducement grant” as described in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules, and is not being issued under the Traws Pharma, Inc. 2021 Incentive Compensation Plan (formerly, the Onconova Therapeutics, Inc. 2021 Incentive Compensation Plan), as amended from time to time (the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

1.            Grant of Stock Units.

(a)            In accordance with the employment inducement grant exception to the shareholder-approval requirements of the Nasdaq Stock Market set forth in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules, the Company hereby grants to the Participant [______] restricted stock units (the “Stock Units”), on the terms and subject to the conditions set forth in this Agreement, subject to Section 1(c) below, and otherwise on terms identical to those provided in the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement shall control. Each Stock Unit represents the right of the Participant to receive a share of Common Stock, $0.01 par value per share, on the applicable payment date set forth in Section 5 below. Following the Date of Grant, the Company shall promptly file with the Securities and Exchange Commission a registration statement on Form S-8 registering the shares of Common Stock represented by the Stock Units.

(b)            The Participant acknowledges that the grant of Stock Units hereunder satisfies in full the Company’s obligation to provide the Participant a restricted stock unit grant as described in the Employment Agreement.

(c)            It is understood that the Stock Units are not being granted pursuant to the Plan; provided, however, that this Agreement shall be construed and administered in a manner consistent with the provisions of the Plan as if granted pursuant thereto, the terms of which are incorporated herein by reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, which shall be deemed to apply to the Stock Units granted hereunder without any further action of the Committee, unless expressly provided otherwise by the Committee). The Committee shall have final authority to interpret and construe the terms of this Agreement and the Plan’s terms, as they are incorporated herein by reference and deemed to apply to the Stock Units granted hereunder, and to make any and all determinations under them. The Committee’s decisions shall be binding and conclusive upon the Participant and the Participant’s beneficiaries in respect of any questions arising under the Plan or this Agreement. The Participant also acknowledges that the Participant had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan, as incorporated into this Agreement. Paper copies of the Plan, the official Plan prospectus and the prospectus for this Award are available by contacting the Chief Financial Officer of the Company at (267) 759-3680. For the avoidance of doubt, neither the Stock Units granted hereunder, nor any shares of Common Stock issued upon settlement of such Stock Units shall reduce the number of shares of Common Stock available for issuance under the Plan.

2.            Stock Unit Account. Stock Units represent hypothetical shares of Common Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Common Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.

3.            Vesting.

(a)            The Stock Units shall become vested over a period of four years, with 25% of the Stock Units vesting on each of the first four anniversaries of the Date of Grant (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable Vesting Date.

(b)            The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the vesting schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.

(c)            In the event of a Change in Control, the provisions of the Plan applicable to a Change in Control shall apply to the Stock Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

(d)            In the event the Participant’s employment is terminated by the Employer without Cause or by the Participant for Good Reason (as defined below), any unvested Stock Units shall become fully vested upon such termination of employment; provided, however, that the Participant delivers to the Employer a waiver and release of claims agreement in a form acceptable to the Company that becomes effective within the timeframe set forth therein. If any Stock Units become vested pursuant to this Section 3(d), the Vesting Date for such Stock Units shall be the Participant’s last day of employment with the Employer. For purposes of this Agreement, the term “Good Reason” shall mean: (i) if the Participant’s Employment Agreement defines the term “Good Reason,” as such term is defined in such Employment Agreement or (ii) if the Participant does not have an Employment Agreement with the Employer that defines the term “Good Reason,” as follows (x) the material diminution of the Participant’s base salary (provided, however, that a reduction in Participant’s base salary by less than 20% in and for any 12-month period shall not be considered a material diminution for purposes of this clause (x) if it is made in connection with a reduction in base salaries imposed on a majority of other senior executives of the Employer and Participant’s base salary is not reduced by a percentage that is greater than the percentage by which the base salaries of a majority of other senior executives of the Employer is reduced in and for that same 12-month period); or (y) following a Change in Control (A) a material diminution in Participant’s base salary or (B) a material diminution in Participant’s authorities, duties and responsibilities; provided that, none of the foregoing events or conditions will constitute Good Reason unless Participant provides the Employer with written objection to the event or condition that constitutes Good Reason within 30 days following the occurrence thereof, the Employer does not cure the event or condition within 30 days of receiving that written objection, and Participant resigns Participant’s employment with the Employer within 30 days following the expiration of that cure period.

4.            Termination of Stock Units. Except as set forth in Section 3(d), if the Participant ceases to be employed by, or provide service to, the Employer for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section.

5.            Payment of Stock Units.

(a)            If and when the Stock Units vest, the Company shall issue to the Participant one share of Common Stock for each vested Stock Unit, subject to applicable tax withholding obligations. Payment shall be made within 30 days after the applicable Vesting Date.

(b)            All obligations of the Company under this Agreement shall be subject to the rights of the Employer as described in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant hereby authorizes the Company, or its respective agents, at their discretion, to satisfy any applicable withholding obligations for taxes by one or a combination of the following methods: (i) withholding shares of Common Stock otherwise issuable to the Participant upon settlement of the Stock Units; or (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon settlement of the Stock Units and submit the proceeds of such sale to the Company; or (iii) any other method determined by the Company to be in compliance with applicable law.

(c)            To the extent not withheld in accordance with the immediately preceding sentence, the Participant shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Stock Units. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

(d)            The obligation of the Company to deliver Common Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares to Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.            No Stockholder Rights. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Common Stock, including voting rights, until certificates for shares have been issued upon payment of Stock Units.

7.            No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.

8.            Assignment and Transfers. Except as the Committee may otherwise permit, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

9.            Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

10.          Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer, or to such other address as the Participant may designate to the Employer in writing. Any notice shall be delivered by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

11.          Company Policies. The Participant agrees that the Stock Units shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board or imposed under applicable rule or regulation from time to time.

12.          Application of Section 409A of the Code. This Agreement is intended to be exempt from section 409A of the Code under the “short-term deferral” exception and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code. In no event can the Participant, directly or indirectly, designate the calendar year of payment, and if a payment under this Agreement is conditioned on the execution of a release and the period to review and revoke the release spans two calendar years, the payment will be made in the second calendar year, if the payment is deferred compensation subject to section 409A of the Code. References to “termination of employment” shall mean a “separation from service” under section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid accelerated taxation and tax penalties under section 409A of the Code, if a payment under this Agreement is deferred compensation subject to section 409A of the Code and the Participant is a “specified employee” (within the meaning of section 409A of the Code), a payment under this Agreement during the six month period immediately following the Participant’s termination of employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s termination of employment. Notwithstanding the foregoing, the Company shall not have any obligation to take any action to prevent the assessment of any additional tax or penalty on the Participant under section 409A of the Code and the Company will not have any liability to the Participant for such tax or penalty.

IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

TRAWS PHARMA, INC.

Name:
Title:

Participant hereby accepts the Stock Units described in this Agreement, and agrees to be bound by the terms of this Agreement. The Participant hereby agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final and binding.

PARTICIPANT

Name:

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